Exhibit 16.1

March 20, 2020
Securities and Exchange Commission
Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for Pixelworks, Inc. and, under the date of March 11, 2020, we reported on the consolidated financial statements of Pixelworks, Inc. as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019 and the effectiveness of internal control over financial reporting as of December 31, 2019. On March 16, 2020, we were dismissed. We have read Pixelworks, Inc.’s statements included under Item 4.01 of its Form 8-K dated March 16, 2020, and we agree with such statements, except that we are not in a position to agree or disagree with Pixelworks, Inc.’s statement that (1) the Audit Committee (the “Audit Committee”) of the Board of Directors of Pixelworks, Inc. (the “Company”) approved the dismissal of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm effective immediately and appointed Armanino LLP (“Armanino”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020, and (2) Armanino LLP was not consulted with regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report or oral advice was provided to the Company that Armanino concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.
Very truly yours,
/s/ KPMG LLP